Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Corporation Reports Second Quarter Results

and Updates Guidance

(Cincinnati; July 25, 2007)—— Convergys Corporation (NYSE: CVG), a global leader in providing customer care, human resources, and billing services, announced today its financial results for the second quarter of 2007.

SUMMARY

•	Earnings of $0.28 per diluted share; equal to same period last year

•	Signed global HR BPO contracts with Johnson & Johnson and Starbucks

•	Excellent cost management and continued growth of international operations in Information Management

•	Sixth consecutive quarter of year-over-year Customer Care revenue growth; margin decline attributed to currency and new capacity expansion

•	Employee Care revenues up 25 percent; operating income declined primarily due to expensing $6.1 million in implementation costs related to one HR BPO contract

Convergys second quarter revenues of $707.0 million were up 2 percent compared to the second quarter of 2006 reflecting growth from the Customer Care and Employee Care segments. Significant improvement in operating income in Information Management was offset by declines in Employee Care and Customer Care. Operating results include expensing implementation costs of $6.1 million related to a large Employee Care HR BPO contract, approximately $7 million of negative impact due to the weakened US dollar, and capacity expansion costs of several million dollars in Customer Care. Convergys operating income was $58.1 million in the second quarter compared with $62.8 million in the same period last year. Net income was $38.8 million in the second quarter. Earnings of $0.28 per diluted share were the same as the prior year period.

“Convergys continues to be well positioned for long-term growth. We’ve established a strong position in the HR BPO market, our Information Management business is doing an excellent job managing costs and continuing to grow in international markets, and there’s a continuing trend toward outsourcing in the customer care industry,” said Dave Dougherty, President and CEO of Convergys. “However, as this quarter’s results demonstrate, we’ve got short-term challenges with implementation costs on a large HR BPO contract, continued currency pressure, and increased capacity expansion costs in our Customer Care business. We have a great team of employees at Convergys and all of us are focused on overcoming these challenges to deliver higher revenue and earnings growth.”

Operating Performance by Segment

Customer Care

Customer Care revenues of $460.6 million were up 3 percent compared to the same period last year. Revenue increased with several clients in the Communication verticals which more than offset revenue declines with several clients in the Other Markets vertical. Customer Care operating income and operating margin were $44.7 million and 9.7 percent, respectively, compared with $48.2 million and 10.8 percent in the prior year. The impact of revenue growth and cost saving initiatives was offset by the negative impact of a weakened US dollar and capacity expansion costs incurred to support the anticipated future growth of several existing and new clients.

Information Management

Information Management revenues of $183.4 million were down $12.0 million, or 6 percent, compared to the same period last year. Double-digit revenue growth with several international clients was offset by the negative impact of two large North American client migrations. At the same time, operating income was up $7.9 million, or 26 percent compared to the prior year period. Operating margin increased to 20.9 percent compared with 15.6 percent in the same period last year. This significant improvement resulted from operational efficiencies and cost controls.

Employee Care

Convergys signed large HR BPO contracts with Johnson & Johnson and Starbucks. During the second quarter, Employee Care revenues of $63.0 million were up 25 percent compared to $50.2 million in the same period last year. This reflects growth with several clients in early-stage, live operation. Employee Care operating loss was $17.1 million compared to an operating loss of $8.2 million in the prior year. The increase in operating loss was primarily due to a single, large HR BPO contract that required expensing implementation costs of $6.1 million. This same contract is experiencing higher early-stage operations costs and a slower revenue ramp. Importantly, we expect this HR BPO contract to be profitable through its term.

Other Items

•

Net non-operating expenses declined to $0.5 million from $3.5 million for the same period in the prior year due to additional equity earnings from the cellular partnerships and a reduction in net interest expense.

•	The effective tax rate was 32.6 percent, in-line with the same period last year.

•	Cash flow from operating activities was $39.9 million in the second quarter. Free cash flow was $18.3 million compared to $36.4 million in the same period last year.

•	The increase in deferred charges, net of amortization and implementation revenue received in the quarter, was $10.5 million.

•	Convergys repurchased 1.0 million shares at a cost of $25.3 million for an average price of $25.25 per share during the quarter.

Update to Financial Guidance

Convergys continues to expect record revenue in 2007, with increases in Customer Care and Employee Care more than offsetting anticipated declines in Information Management. Updates to full year revenue guidance are as follows:

•

Convergys now expects Customer Care revenue to grow 5 percent in 2007 due to a change in expected volume with a large communications client and slower than anticipated new client ramps. Our long-term expectation for annual revenue growth in this business remains 10 percent.

•	Convergys is raising revenue guidance for Employee Care due to progress with several clients now in live operation. We now expect revenue growth of 20-30 percent for the year in this business.

First half 2007 earnings of $0.59 per diluted share puts Convergys on track to achieve previously provided full year earnings guidance of more than $1.20 per diluted share. However, full year earnings may be impacted by:

•

Expensing significantly higher implementation costs than originally planned for a large HR BPO contract, which is not included in our guidance. We are working to resolve the issue so that there would be no additional implementation costs expensed in the year. We continue to have productive discussions with the client. However, the end result could be additional expense for Convergys of as much as approximately $35 million in the second half of the year. A $6.1 million expense was recorded in the second quarter. Regardless of the outcome of these discussions, we expect this contract will be profitable over its term.

•	Potential restructuring expenses to further streamline the business and capture operating efficiencies.

FORWARD-LOOKING STATEMENTS DISCLOSURE AND “SAFE HARBOR” NOTE:

This news release contains forward-looking statements that reflect Convergys’ expectations as of July 25, 2007. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2006, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements.

NON-GAAP FINANCIAL MEASURES:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Convergys provides non-GAAP free cash flow and revenues excluding AT&T. Convergys’ management believes that these non-GAAP financial measures provide management and investors with (1) a more comprehensive understanding of the company’s underlying performance, (2) a useful comparison of current results with past and future results, and (3) an enhanced understanding of the company’s prospects for the future. However, Convergys recognizes that there are limitations associated with the use of these non-GAAP financial measures as they do not reflect all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

As described above, Convergys uses the following non-GAAP measures: Free cash flow — Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Revenues excluding AT&T – In December 2006, Cingular became a wholly owned subsidiary of AT&T. The company uses revenues excluding AT&T to assess the revenue growth of the business excluding the impact of Cingular’s migration of subscribers off billing systems that Convergys supported for a predecessor company. Beginning in 2005, the company assisted Cingular with migrating subscribers off the AT&T Wireless billing systems onto Cingular’s in-house systems, one of which Convergys continues to support in a managed services environment. The Cingular migration is now complete. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, revenues excluding AT&T, and the GAAP measure, revenues, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

CONFERENCE CALL NOTE:

Convergys will host a conference call on Wednesday, July 25, at 10:00 AM, EDT, to discuss the company’s second quarter results. It will feature President and CEO Dave Dougherty and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG) is a global leader in providing customer care, human resources, and billing services. Convergys combines specialized knowledge and expertise with solid execution to deliver outsourced solutions, consulting services, and software support. Clients in more than 70 countries speaking nearly 35 languages depend on Convergys to manage the increasing complexity and cost of caring for customers and employees. Convergys serves the world’s leading companies in many industries including communications, financial services, technology, and consumer products.

Convergys is a member of the S&P 500 and a Fortune Most Admired Company. Headquartered in Cincinnati, Ohio, Convergys has approximately 75,000 employees in 77 customer contact centers, three data centers, and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia. For more information visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Investor Contact:

David Stein, Vice President of Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

(In millions except per share amounts)

	For the Three Months Ended Jun. 30,		% Change	For the Six Months Ended Jun. 30,		% Change
	2007	2006		2007	2006
Revenues	$707.0	$691.8	2	$1,426.9	$1,367.1	4

Costs and Expenses:
Cost of Providing Services and Products Sold	461.6	438.6	5	920.4	862.0	7
Selling, General and Administrative	137.1	132.0	4	281.8	264.8	6
Research and Development Costs	19.6	21.4	(8)	38.7	41.8	(7)
Depreciation	28.4	32.3	(12)	58.3	65.1	(10)
Amortization	2.2	4.7	(53)	4.4	8.6	(49)

Total Costs and Expenses	648.9	629.0	3	1,303.6	1,242.3	5

Operating Income	58.1	62.8	(7)	123.3	124.8	(1)

Equity in Earnings of Cellular Partnerships	3.6	1.5	140	5.6	2.9	93
Other Income, net	0.5	0.8	(37)	2.7	1.1	145
Interest Expense	(4.6)	(5.8)	(21)	(9.4)	(11.5)	(18)

Income Before Income Taxes	57.6	59.3	(3)	122.2	117.3	4

Income Taxes	18.8	19.5	(4)	39.8	40.8	(2)

Net Income	$38.8	$39.8	(3)	$82.4	$76.5	8

Earnings Per Common Share
Basic	$0.28	$0.29	(3)	$0.60	$0.55	9

Diluted	$0.28	$0.28	0	$0.59	$0.54	9

Weighted Average Common Shares Outstanding
Basic	136.3	139.1		136.5	139.2
Diluted	140.2	142.4		140.5	142.3

Market Price Per Share
High	$27.26	$19.87		$27.26	$19.87
Low	$23.95	$17.73		$23.84	$15.43
Close	$24.24	$19.50		$24.24	$19.50

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Jun. 30, 2007.

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Jun. 30, 2007	Dec. 31, 2006
Assets

Cash and Cash Equivalents	$221.8	$235.9
Receivables—Net	551.5	545.6
Other Current Assets	178.8	148.7
Property and Equipment—Net	354.2	368.6
Other Assets	1,269.3	1,241.5

Total Assets	$2,575.6	$2,540.3

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$20.6	$83.9
Other Current Liabilities	373.5	512.0
Other Liabilities	340.1	229.7
Long-Term Debt	291.9	259.6
Common Shareholders’ Equity	1,549.5	1,455.1

Total Liabilities and Shareholders’ Equity	$2,575.6	$2,540.3

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,				For the Six Months Ended Jun. 30,
(In millions)	2007		2006		2007		2006
Cash provided by operating activities	$39.9		$63.3		$105.1		$120.2

Cash used in investing activities	(30.5	)(a)	(26.9	)(a)	(54.3	)(b)	(44.3	)(b)

Cash provided in financing activities	(34.8)		(42.8)		(64.9)		(70.8)

Net increase (decrease) in cash	$(25.4)		$(6.4)		$(14.1)		$5.1

(a)	Includes $21.6 and $26.9 of capital expenditures, net, for the three months ended June 30, 2007 and 2006, respectively.
(b)	Includes $45.6 and $50.1 of capital expenditures, net, for the six months ended June 30, 2007 and 2006, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Jun. 30,			For the Six Months Ended Jun. 30,
(In millions)	2007	2006	% Change	2007	2006	% Change
Revenues:
Customer Care	$460.6	$446.2	3	$929.6	$880.2	6
Information Management	183.4	195.4	(6)	369.3	384.2	(4)
Employee Care	63.0	50.2	25	128.0	102.7	25

Total	$707.0	$691.8	2	$1,426.9	$1,367.1	4

Operating Income (Loss):
Customer Care	$44.7	$48.2	(7)	$101.0	$94.4	7
Information Management	38.4	30.5	26	63.7	62.0	3
Employee Care	(17.1)	(8.2)	109	(24.5)	(17.8)	38
Corporate and Other	(7.9)	(7.7)	3	(16.9)	(13.8)	22

Total	$58.1	$62.8	(7)	$123.3	$124.8	(1)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Jun. 30, 2007.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun. 30,
(In millions)	2007	2006	2007	2006
Cash provided by operating activities	$39.9	$63.3	$105.1	$120.2
Capital expenditures, net	(21.6)	(26.9)	(45.6)	(50.1)

Free cash flow (a non-GAAP measure)	$18.3	$36.4	$59.5	$70.1

Free cash flow—Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Convergys Corporation

Reconciliation of GAAP Revenues to Revenues Excluding AT&T

(Unaudited)

(In millions)

Consolidated
Second Quarter 2007

Revenues as reported	$707.0

Adjustments:
Revenues from AT&T	106.4

Revenues excluding AT&T (a non-GAAP measure)	$600.6

Year to Date 2007

Revenues as reported	$1,426.9

Adjustments:
Revenues from AT&T	213.1

Revenues excluding AT&T (a non-GAAP measure)	$1,213.8

Second Quarter 2006

Revenues as reported	$691.8

Adjustments:
Revenues from AT&T	114.4

Revenues excluding AT&T (a non-GAAP measure)	$577.4

Year to Date 2006

Revenues as reported	$1,367.1

Adjustments:
Revenues from AT&T	235.0

Revenues excluding AT&T (a non-GAAP measure)	$1,132.1

In December 2006, Cingular became a wholly owned subsidiary of AT&T. The Company uses revenues excluding AT&T to assess the revenue growth of the business excluding the impact of Cingular’s migration of subscribers off billing systems that Convergys supported for a predecessor company. Beginning in 2005, the Company assisted Cingular with migrating subscribers off the AT&T Wireless billing systems onto Cingular’s in-house systems, one of which Convergys continues to support in a managed services environment. The Cingular migration is now complete. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non- GAAP measure, revenues excluding AT&T, and the GAAP measure, revenues, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.